Exhibit 10.4

BATS GLOBAL MARKETS, INC.
2016 OMNIBUS INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

___________________, 2016

Subject to the terms and conditions set forth in this grant letter (the “Grant Letter”) and Exhibit A (the Grant Letter and Exhibit A together constituting this  “Agreement”), Bats Global Markets, Inc., a Delaware corporation (the “Company”), has granted you as of the Grant Date set forth below an option to purchase Shares (the “Award”).  The Award is granted under and is subject to the Bats Global Markets, Inc. 2016 Omnibus Incentive Plan (the “Plan”).  Unless defined in this Agreement, capitalized terms shall have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan shall control.

AWARD TERMS

PARTICIPANT:
GRANT DATE:
SHARES SUBJECT TO AWARD:
PER SHARE EXERCISE PRICE:
VESTING TERMS:

Please review this Agreement and let us know if you have any questions about this Agreement, the Award or the Plan.  You are advised to consult with your own tax advisors in respect of any tax consequences arising in connection with this Award.

If you have questions please contact Thad Prososki, VP, Human Resources, via telephone at 913.815.7183, or via email at tprososki@bats.com.  If not, please sign and date this Agreement where indicated below.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

BATS GLOBAL MARKETS, INC.
By:
	Name:	Chris Concannon
	Title:	CEO

Name:

EXHIBIT A

BATS GLOBAL MARKETS, INC.
STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT, made and entered into on the date of the Grant Letter, by and between Bats Global Markets, Inc., a Delaware corporation (the “Company”) and the individual listed in the Grant Letter as the Participant.

WHEREAS, the Participant has been granted the Award under the Plan;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1. Grant of Option.  The Company, pursuant to the Plan, hereby grants to Participant an option to purchase all or any part of the number of Shares set forth in the Grant Letter (“Option Shares”) at the per share exercise price set forth in the Grant Letter,  pursuant to the provisions of the Plan, the terms of which are incorporated herein, and further subject to the terms and conditions hereinafter set forth (the “Option”).  The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

2. Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:

(a) Vesting.  The Option shall vest and become exercisable in accordance with the vesting schedule set forth in  the Grant Letter;  provided that the Option to the extent in effect but not previously vested shall fully vest upon a Termination of Service without Cause or for Good Reason within twelve (12) months following a Change of Control. For purposes of this Agreement, “Good Reason” means “Good Reason” as defined in the Participant’s employment or similar agreement with the Company, if any, or if not so defined, the occurrence of any of the following events, in each case without the Participant’s consent: (i) a material reduction in the Participant’s base compensation or bonus opportunity, other than any such reduction that applies generally to similarly situated employees or executives of the Company, (ii) relocation of the geographic location of the Participant’s principal place of employment or service by more than 50 miles from the Participant’s current principal place of employment or service or (iii) a material reduction in the Participant’s title, duties, responsibilities or authority.

(b) Term of Option.  The term of the Option shall expire at 11:59 p.m. Central Time on the tenth (10th)  anniversary of the Grant Date, unless terminated earlier in accordance herewith.  In no event may any portion of the Option be exercised after it has expired.

(c) Manner of Exercise.  Participant may, subject to the limitations in this Agreement and the Plan, exercise all or any portion of the Option that has vested.  In order to exercise the Option, Participant shall deliver to the Company a written notice specifying the number of Option Shares to be purchased, accompanied by (i) payment in full of the entire Option Price with respect to such Option Shares and an amount equal to the aggregate minimum federal, state and local income and employment taxes which the Company is obligated to withhold and deposit on behalf of Participant with respect to such exercise (the “Withholding Obligation”) or (ii) (x) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay in full the Option Price with respect to such Option Shares and the Withholding Obligation or (y) delivery by Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay in the full the Option Price with respect to such Option Shares and the Withholding Obligation.  The Committee may, in its discretion, permit Participant to pay all or part of the Option Price or the Withholding Obligation of Participant by delivering to the Company for cancellation, Option Shares or an unexercised, but then exercisable, portion of the Option to purchase Option Shares, provided that only whole Option Shares (or a portion of the Option representing only whole Option Shares) may be so used for payment of the Withholding Obligation and any portion of the Withholding Obligation which can not be satisfied with whole Option Shares (or a portion of the Option representing only whole Option Shares) must be paid in cash.  No portion of the Option may be exercised after it has expired pursuant to Section 2(b) above or the termination of Participant’s rights with respect to the Option pursuant to Section 3 below.

(d) Adjustment in Capitalization.  In the event of an extraordinary cash dividend, a dividend in the form of Shares or other securities, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or changes in applicable laws, regulations or accounting principles, the Committee shall adjust the terms of this Agreement and the Option, to the extent necessary, in its sole discretion, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or this Agreement.  In no event shall the Committee adjust the terms of this Agreement or the Option in a manner which would cause the Option to be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

(e) No Right to Continued Employment.  This Award shall not confer upon the Participant any right with respect to continuance of employment by the Company or any Subsidiary nor shall this Award interfere with the right of the Company or any Subsidiary to terminate the Participant’s employment at any time.

(f) No Right to Future Awards.  The Participant acknowledges that the Award does not constitute a promise of future grants.  The Company, in its sole discretion, maintains the right to make, or not to make, additional grants of Shares under the Plan.

3. Exercise in Event of Death or Termination of Employment.

(a) Death or Disability.  If Participant dies while employed by the Company or a Subsidiary, the Option held by Participant at the time of death may be exercised by Participant’s estate or the person to whom such Option is transferred by will or the applicable law of descent and distribution, with respect to all or any part of the Option which was exercisable by Participant immediately prior to his or her death, at any time which is both before the time such Option would otherwise expire and the twelve-month anniversary of the date of death.  If Participant’s employment is terminated by the Company or a Subsidiary as a consequence of his or her Disability, any Option held by Participant at the time of such termination may be exercised by Participant at any time which is both before the time such Option would otherwise expire and prior to the twelve-month anniversary of the date his or her employment terminated or within such extended exercise period as the Committee may determine at the time of such termination; provided that, such extended period shall not extend beyond the earlier of (i) the first anniversary of the Termination of Service or (ii) the time the option would otherwise expire, but only with respect to the portion of the Option which was exercisable on the date of Participant’s Termination of Service.  To the extent such Option was not exercisable on the date of Participant’s Termination of Service, such portion of the Option shall terminate.

(b) For Cause. If Participant’s employment is terminated by the Company for Cause, any Options held by Participant shall be immediately cancelled and may not thereafter be exercised, even if exercisable on the date of such Termination of Service.

(c) Change of Control.  Notwithstanding any provision of this Agreement to the contrary, if, within twelve (12) months following a Change of Control, the Award (or a substitute award) remains outstanding and the Participant incurs a Termination of Service without Cause or for Good Reason, the Award shall become immediately vested in full and fully exercisable upon such Termination of Service as set forth in Section 2(a),  and may be exercised by Participant at any time which is both before the time such Award would otherwise expire and prior to the 90-day anniversary of the date he or she incurred a Termination of Service without Cause or for Good Reason; provided that, such extended period shall not extend beyond the earlier of (i) the 90-day anniversary of the Termination of Service or (ii) the time the option would otherwise expire.

(d) Exercise Following Termination of Employment.    If  Participant’s employment terminates for any reason other than death or Disability or for Cause, the Option held by Participant at the time of such Termination of Service may be exercised at any time which is both before the time such Option would otherwise expire and within ninety (90) days of the date of such Termination of Service or within such extended exercise period as the Committee may determine at the time of such Termination of Service; provided that, such extended period shall not extend beyond the earlier of (i) the first anniversary of the Termination of Service or (ii) the time the option would otherwise expire, but only with respect to the portion of the Option which was exercisable on the date of Participant’s Termination of Service.  Except as set forth in Section 3(c),  to the extent such Option was not exercisable on the date of Participant’s Termination of Service, such portion of the Option shall terminate.

4. Limitations on Transferability of Options.

(a) General Limitation.  Except as otherwise amended by the Committee, Participant (or any successor or assign) shall not, during Participant’s lifetime, sell, assign, mortgage, hypothecate, transfer, pledge, create a security interest in or lien on, encumber, gift, place in trust (either voting or other), or otherwise dispose of the Option, or any portion thereof or interest therein, other than by will or, if Participant dies intestate, by the laws of descent and distribution of the state of his or her domicile at the time of his or her death.  Except as otherwise provided in Section 3, the Option shall be exercisable only by Participant during Participant’s lifetime and only while Participant is employed by the Company or a Subsidiary.

(b) Beneficiaries.  The person or persons whose name appears on any designation form provided by the Company, or any successor designated by Participant in accordance herewith (“Beneficiary”) shall be entitled to exercise the Option, to the extent it is exercisable after the death of Participant, for the period provided in Section 3(a).  Participant may from time to time revoke or change his or her beneficiary designation without the consent of any prior designee by filing a new designation with the Committee which administers the Plan.  The last designation received by the Committee shall be controlling, provided that no designation received by the Committee after the date of Participant’s death shall be effective.  If no valid designation is in effect at the time of Participant’s death, the Beneficiary shall be deemed to be Participant’s estate.  Upon the death of the Beneficiary, following the death of Participant, the Option shall immediately expire and terminate.

5. Restrictions on Shares Purchased upon Exercise of Option. To the extent that Option Shares are issued to Participant which are not registered under the Securities Act of 1933 pursuant to an effective registration statement, the stock certificates evidencing such Option Shares may bear such restrictive legend as the Company deems to be required or advisable under applicable law.

6. Not Salary, Pensionable Earnings or Base Pay.  Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Affiliate or (c) any calculation of base pay or regular pay for any purpose.

7. Forfeiture Upon Breach of Certain Other Agreements.  Participant’s breach of any non-compete, non-disclosure, non-solicitation, assignment of inventions, or other intellectual property agreement that the Participant may be a party to with the Company or any Affiliate, in addition to whatever other equitable relief or monetary damages that the Company or any Affiliate may be entitled to, shall result in automatic rescission, forfeiture, cancellation, or return, as applicable, of any Options (whether or not vested) and Option Shares resulting from the exercise of Options held by Participant.

8. Recoupment/Clawback.  This Award may be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any applicable Company policy or arrangement, as it may be established or amended from time to time.

9. References.  References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

10. Miscellaneous.

(a) Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Bats Global Markets, Inc.

8050 Marshall Drive, Suite 120

Lenexa, KS 66214

Attention: General Counsel
Facsimile: (913) 815-7119

If to the Participant:

At the Participant’s most recent address shown on the Company’s corporate records, or at any other address which the Participant may specify in a notice delivered to the Company in the manner set forth herein.

(b) Entire Agreement.    This Award Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c) Severability.  If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Award Agreement shall remain in full force and effect.

(d) Amendment; Waiver.  No amendment or modification of any provision of this Award Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant, provided that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement.  No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.  Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(e) Assignment. Neither this Award Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(f) Successors and Assigns; No Third-Party Beneficiaries.  This Award Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Award Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.

(g) Governing Law; Waiver of Jury Trial. This Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.  By acknowledging this Award Agreement electronically or signing it manually, as applicable, the Participant waives any right that the Participant may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement or the Plan.

(h) Participant Undertaking; Acceptance.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Option pursuant to this Award Agreement. The Participant acknowledges receipt of a copy of the Plan and this Award Agreement and understands that material definitions and provisions concerning the Option and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of this Award Agreement and the Plan.

(i) Dispute Resolution. Except as provided in the last sentence of this paragraph to the fullest extent permitted by law, the Company and each Participant agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury.  The Company and each Participant agree that any dispute between or among them and/or their affiliates arising out of, relating to or in connection with this Plan will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (a) Step One: non-binding mediation, and (b) Step Two: binding arbitration under the

Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable.  Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current AAA Commercial Arbitration Rules. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation.  The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city/location selected by the Company in its sole discretion.  The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, selected by the Company in its sole discretion.  Any award rendered by the arbitrator, including with respect to responsibility for AAA charges (including the costs of the mediator and arbitrator), will be final and binding, and judgment may be entered on it in any court of competent jurisdiction.  In the unlikely event the AAA refuses to accept jurisdiction over a dispute, the Company and each Grantee agree to submit to JAMS mediation and arbitration applying the JAMS equivalent of the AAA Commercial Arbitration Rules.  If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.

(j) No Liability.  It is the intent of the Company and Participant that the Option shall not be subject to the provisions of Section 409A of the Code or shall comply with the requirements of Section 409A to the extent applicable.  The foregoing notwithstanding, Participant hereby acknowledges and agrees that the Company shall in no event have any liability to Participant or any obligation to make any payment to Participant with respect to any tax, addition to tax, interest or penalty that may be imposed on Participant under Section 409A of the Code.

(k) Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.